EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the accompanying Form S-3 Registration Statement of Smart Balance, Inc. of our report dated March 16, 2007, relating to our audit of the consolidated financial statements, which appear in the Company’s Annual Report on Form 10-K of Smart Balance, Inc. (formerly known as Boulder Specialty Brands, Inc.) for the year ended December 31, 2006.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Ehrhardt Keefe Steiner & Hottman PC

November 30, 2007

Boulder, Colorado